Exhibit 99.1

Aethlon Medical Announces Fiscal Third Quarter Financial Results and Provides Corporate Update

Conference Call to be Held Today at 4:30 p.m. ET

SAN DIEGO, February 14, 2024 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical therapeutic company focused on developing products to treat cancer and life-threatening infectious diseases, today reported financial results for its fiscal third quarter ended December 31, 2023 and provided an update on recent developments.

Company Updates

Aethlon Medical is continuing the research and clinical development of its Hemopurifier®, a therapeutic blood filtration system designed to bind and remove harmful exosomes and life-threatening viruses from blood and other biological fluids. These qualities of the Hemopurifier have potential applications in oncology, where cancer associated exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases. Aethlon is also investigating the use of the Hemopurifier in the organ transplant setting, initially focusing on the potential removal of viruses and exosomes with harmful cargo from recovered kidneys.

In October 2023, Aethlon received clearance from the Drug Controller General of India (DCGI), the country’s central drug authority, to conduct a phase 1 safety, feasibility and dose-finding trial of the Hemopurifier in patients with solid tumors who have stable or progressive disease during anti-PD-1 monotherapy treatment, such as Keytruda® or Opdivo®. The trial is expected to begin following completion of an in vitro binding study of relevant targets, and subsequent approval by the respective Ethics Boards of interested sites in India.

“In addition to an interested initial site in India, we have two interested sites in Australia that are also awaiting the data from our in vitro binding study,” stated James Frakes, Interim Chief Executive Officer and Chief Financial Officer. “Our in vitro binding study of relevant oncology targets is complex and stands on the cutting edge of extracellular vesicle science. Our goal is to quantify the potential impact of our Hemopurifier on plasma from cancer patients that have been treated with anti-PD-1 monotherapy treatment in order to provide pre-clinical evidence to support our trial design.

“While our research and development team has started to quantify our internal data, the results, to date, are inconclusive. Therefore, while our internal team continues to finetune their work, in parallel we have engaged several third-party laboratories to independently perform assays on the samples.

“We are also maintaining a position in the use of our Hemopurifier as a treatment against life-threatening viral infections through our COVID-19 trial in India. We have two participating sites for this trial -- the Medanta Medicity Hospital and Maulana Azad Medical College, or MAMC. One patient has been treated thus far, however, we have been informed by our contract research organization that a new COVID-19 subvariant was recently detected in India. Our COVID-19 trial in India remains open in the event that there are COVID-19 admissions to the intensive care units at our two participating sites.

“Finally, since being named interim Chief Executive Officer three months ago, I have focused our efforts on our oncology program, as well as on reducing our expenses. As previously reported, we disclosed some interesting pre-clinical proof of concept data on the Hemopurifier in organ transplantation. As a result, we plan to submit one or more articles for publication on our pre-clinical data,” concluded Mr. Frakes.

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Financial Results for the Third Quarter Ended December 31, 2023

As of December 31, 2023, Aethlon Medical had a cash balance of approximately $8.0 million.

Consolidated operating expenses for the three months ended December 31, 2023 were approximately $3.6 million, compared to $2.8 million for the three months ended December 31, 2022. This increase of approximately $717,000, or 25.2%, in the 2023 period was due to increase in payroll and related expenses of approximately $871,000, offset by decreases in general and administrative expenses of approximately $92,000 and in professional fees of approximately $61,000.

The $871,000 increase in payroll and related expenses was primarily due to separation expenses for our former chief executive officer of $873,000 and an increase in salary expense of $81,000 associated with an increase in average headcount, offset by a decrease in stock-based compensation of $83,000.

The $92,000 decrease in general and administrative expenses was primarily due to a decrease in clinical trial expense of approximately $399,000 and a $33,000 decrease in travel and conferences expenses. Decreases were offset by a $284,000 increase in supplies for manufacturing and research and development expense, a $31,000 increase in insurance expense, a $13,000 increase in depreciation expense and a $12,000 increase in outside services and repairs. The increase in insurance expense included $16,000 of health insurance related to the separation agreement with our former chief executive officer.

The $61,000 decrease in professional fees was due to a $54,000 decrease in scientific consulting, a $22,000 decrease in marketing, a $21,000 decrease in recruiting and a net $33,000 decrease in contract labor related to general research and development. These decreases were offset by an increase of $44,000 in legal expenses relating to the reverse stock split, an $11,000 increase in director fees associated with the addition of a new director and a $14,000 increase in investor relations and accounting fees.

As a result of the changes in expenses noted above, the company’s net loss increased to $3.6 million for the three months ended December 31, 2023, from $2.8 million in the three months ended December 31, 2022.

The condensed consolidated balance sheet for December 31, 2023, and the condensed consolidated statements of operations for the three- and nine-month periods ended December 31, 2023 and 2022 follow at the end of this release.

Conference Call

Aethlon Medical will hold a conference call today, Wednesday, February 14, 2023, at 4:30 p.m. ET to review its financial results for its fiscal third quarter ended December 31, 2023 and recent corporate developments. Interested parties can register for the conference by navigating to https://dpregister.com/sreg/10186345/fb902976dd. Please note that registered participants will receive their dial-in number upon registration.

Interested parties without internet access or who are unable to pre-register, may dial in as follows:

Participant Dial In (Toll Free): 1-844-836-8741
Participant International Dial In: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through March 14, 2024. The replay can be accessed via Aethlon Medical's website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada toll free at 1-855-669-9658. The replay conference ID number is 7691190.

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About Aethlon and the Hemopurifier®

Aethlon Medical is a medical therapeutic company focused on developing the Hemopurifier, a clinical stage immunotherapeutic device which is designed to combat cancer and life-threatening viral infections and for use in organ transplantation. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and in pre-clinical studies, the Hemopurifier has demonstrated the removal of harmful exosomes from biological fluids, utilizing its proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases. The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. The Hemopurifier also holds an FDA Breakthrough Device designation and an open Investigational Device Exemption (IDE) application related to the treatment of life-threatening viruses that are not addressed with approved therapies.

Additional information can be found at www.AethlonMedical.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company's ability to raise additional capital and to successfully complete development of the Hemopurifier; the Company’s ability to successfully demonstrate the utility of the Hemopurifier in cancer and infectious diseases and in the transplant setting; the Company’s ability to initiate its oncology clinical trials in India and Australia; the Company’s ability to manage and successfully complete its clinical trials, if initiated; the Company’s ability to maintain its Nasdaq listing; the Company’s ability to successfully manufacture the Hemopurifier in sufficient quantities for its clinical trials, and other potential risks. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2023, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Interim Chief Executive Officer and Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com
917-513-5303

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

ASSETS
	December 31, 2023	March 31, 2023
	(unaudited)
CURRENT ASSETS
Cash	$7,972,012	$14,532,943
Prepaid expenses	277,321	557,623

TOTAL CURRENT ASSETS	8,249,333	15,090,566

Property and equipment, net	1,113,880	1,144,004
Right-of-use lease asset	951,466	1,151,909
Patents, net	1,238	1,650
Restricted cash	87,506	87,506
Deposits	33,305	33,305

TOTAL ASSETS	$10,436,728	$17,508,940

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$693,154	$432,890
Due to related parties	656,045	214,221
Lease liability, current portion	285,095	269,386
Other current liabilities	466,329	588,592

TOTAL CURRENT LIABILITIES	2,100,623	1,505,089

Lease liability, less current portion	724,848	939,642

TOTAL LIABILITIES	2,825,471	2,444,731

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 60,000,000 shares authorized; 2,492,908 and 2,299,259 issued and outstanding	2,596	2,299
Additional paid-in-capital	159,751,591	157,426,606
Accumulated other comprehensive loss	(1,619)	(6,141)
Accumulated deficit	(152,141,311)	(142,358,555)

TOTAL STOCKHOLDERS' EQUITY	7,611,257	15,064,209

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,436,728	$17,508,940

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the three and six month periods ended September 30, 2023 and 2022

	Three Months	Three Months	Nine Months	Nine Months
	Ended 12/30/23	Ended 12/30/22	Ended 12/30/23	Ended 12/30/22

Government contract revenue	$–	$–	$–	$–

OPERATING COSTS AND EXPENSES
Professional fees	668,586	729,665	2,778,335	2,575,496
Payroll and related	1,919,305	1,048,761	4,233,970	3,191,402
General and administrative	979,197	1,071,327	3,138,289	3,653,832
Total operating expenses	3,567,088	2,849,753	10,150,594	9,420,730

OPERATING LOSS	(3,567,088)	(2,849,753)	(10,150,594)	(9,420,730)

OTHER EXPENSE (INCOME)
Loss on dissolution of subsidiary		–	–	142,121
Interest and Other Income	(100,967)	–	(367,838)	–

NET LOSS	$(3,466,121)	$(2,849,753)	$(9,782,756)	$(9,562,851)

OTHER COMPREHENSIVE LOSS	7,951	–	4,522	–

COMPREHENSIVE LOSS	$(3,458,170)	$(2,849,753)	$(9,778,234)	$(9,562,851)

Basic and diluted net loss available to common stockholders per share	$(1.37)	$(1.24)	$(3.95)	$(4.84)

Basic and diluted weighted average number of common shares outstanding	2,516,511	2,294,649	2,477,282	1,974,146

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